UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 14, 2016

MOHEGAN TRIBAL GAMING AUTHORITY

(Exact name of registrant as specified in its charter)

Not Applicable	033-80655	06-1436334
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Mohegan Sun Boulevard, Uncasville, CT	06382
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (860) 862-8000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01	Entry into a Material Definitive Agreement.

New Senior Secured Credit Facilities

On October 14, 2016, the Mohegan Tribal Gaming Authority (the “Authority”) entered into a credit agreement (the “Credit Agreement”) among the Authority, the Mohegan Tribe of Indians of Connecticut (the “Tribe”), Citizens Bank, N.A., as administrative and collateral agent, and the other lenders and financial institutions party thereto, providing for $1,400 million in aggregate principal amount of senior secured credit facilities (the “Senior Secured Credit Facilities”), comprised of a $170 million senior secured revolving credit facility (the “Revolving Facility”), a $445 million senior secured term loan A facility (the “Term Loan A Facility”), and a $785 million senior secured term loan B facility (the “Term Loan B Facility”). The Senior Secured Credit Facilities mature on October 13, 2021 (in the case of the Revolving Facility and the Term Loan A Facility) and October 13, 2023 (in the case of the Term Loan B Facility).

The Term Loan A Facility will amortize in equal quarterly installments in an aggregate annual amount equal to 15.0% of the initial aggregate principal amount of the Term Loan A Facility for the first two years after the closing date, 10.0% of the initial aggregate principal amount of the Term Loan A Facility for the third year after the closing date, and 7.5% of the initial aggregate principal amount of the Term Loan A Facility in each year thereafter, with the balance payable on the maturity date of the Term Loan A Facility. The Term Loan B Facility will amortize in equal quarterly installments in an aggregate annual amount equal to 1.0% of the initial aggregate principal of the Term Loan B Facility. Amortization of the Term Loan A Facility and Term Loan B Facility will begin with the first full fiscal quarter after the closing date.

The proceeds of the Term Loan A Facility and Term Loan B Facility, together with a drawing under the Revolving Facility and the proceeds from the New Notes (as defined below), were used to (i) repurchase the Authority’s 9.75% Senior Notes due 2021 and 11.00% Senior Subordinated Notes due 2018 tendered pursuant to the Authority’s offer dated September 19, 2016 (the “Tender Offers”) and to redeem, satisfy and discharge the obligations in respect of notes not tendered (as described below), (ii) to satisfy in full all amounts due under the Authority’s Loan Agreement, dated as of November 19, 2013 (the “Existing Loan Agreement”), with Citizens Bank, N.A., as administrative agent and the other parties party thereto, (iii) to prepay the Authority’s floating rate notes due 2017 (the “Floating Rate Notes”) issued pursuant to that certain Note Purchase Agreement dated as of November 20, 2015 and (iv) to satisfy certain other obligations and to pay related fees and expenses. The Revolving Facility will otherwise be available for general corporate purposes.

The Credit Agreement contains customary covenants applicable to the Authority and its restricted subsidiaries, including covenants governing: incurrence of indebtedness, incurrence of liens, payment of dividends and other distributions, investments, asset sales, affiliate transactions and mergers or consolidations. Additionally, the Credit Agreement includes financial maintenance covenants pertaining to total leverage, secured leverage and fixed charge coverage. The Credit Agreement also contains customary events of default relating to, among other things, failure to make payments, breach of covenants and breach of representations.

Borrowings under the Senior Secured Credit Facilities will bear interest as follows: (i) for base rate loans under the Revolving Facility and Term Loan A Facility, a base rate equal to the highest of (x) the prime rate, (y) the federal funds rate plus 50 basis points and (z) the one-month LIBOR rate plus 100 basis points (the highest of (x), (y) and (z), the “base rate”), plus a total leverage-based margin of 150 to 325 basis points; (ii) for Eurodollar rate loans under the Revolving Facility and Term Loan A Facility, the applicable LIBOR rate (subject to a 0.00% LIBOR floor) plus a total leverage-based margin of 250 to 425 basis points; (iii) for base rate loans under the Term Loan B Facility, the base rate plus 350 basis points; and (iv) for Eurodollar loans under the Term Loan B Facility, the applicable LIBOR rate (subject to a 1.00% LIBOR floor) plus 450 basis points. The Authority is also required to pay a total leverage-based undrawn commitment fee on the Revolving Facility of between 37.5 and 50 basis points. Interest on Eurodollar rate loans is payable in arrears at the end of each applicable interest period, but not less frequently than quarterly. Interest on base rate advances is payable quarterly in arrears.

The Senior Secured Credit Facilities are fully and unconditionally guaranteed, jointly and severally, by each of Downs Racing, L.P., Backside, L.P., Mill Creek Land, L.P., Northeast Concessions, L.P., Mohegan Commercial Ventures PA, LLC, Mohegan Basketball Club LLC, Mohegan Ventures-Northwest, LLC and Mohegan Golf, LLC (the “Guarantors”; and the Guarantors other than Mohegan Basketball Club LLC, the “Grantors”). The collateral securing the Senior Secured Credit Facilities constitutes substantially all of the Authority’s and Grantors’ property and assets. In the future, certain other subsidiaries of the Authority may be required to become Guarantors and/or Grantors in accordance with the terms of the Credit Agreement and related loan documents.

The foregoing description of certain provisions of the Senior Secured Credit Facilities is qualified in its entirety by reference to the full text of the Credit Agreement, a copy of which is filed as Exhibit 10.1 hereto and incorporated by reference herein.

New Senior Notes

On October 14, 2016, the Authority closed a private placement under Rule 144A and Regulation S of the Securities Act of $500 million in aggregate principal amount of senior notes due 2024 (the “New Notes”). Upon closing of the private placement, the Authority, the Guarantors and the Tribe entered into an indenture agreement (the “New Notes Indenture”) with U.S. Bank, National Association, the trustee for the New Notes.

The New Notes bear fixed interest payable at a rate of 7.875% per annum and mature on October 15, 2024. Interest on the New Notes is payable semi-annually in arrears on April 15 and October 15, with the first interest payment scheduled for April 15, 2017. The New Notes are unsecured, unsubordinated obligations of the Authority. The New Notes are guaranteed by the Guarantors and will be guaranteed by each other restricted subsidiary of the Authority that becomes a guarantor in accordance with the terms of the New Notes Indenture.

At any time prior to October 15, 2019, the Authority may redeem the New Notes, in whole or in part, at a price equal to 100% of the principal amount of the New Notes redeemed plus accrued and unpaid interest, if any, to the date of redemption and a make-whole premium. The New Notes are redeemable at the Authority’s option, in whole or in part, at any time on or after October 15, 2019, at specified redemption prices, together with accrued and unpaid interest, if any, to the date of redemption. If the Authority experiences specific kinds of change-of-control triggering events, it is required to make an offer to purchase the New Notes at a purchase price of 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the purchase date. Additionally, if the Authority undertakes specific kinds of asset sales and does not use the related sale proceeds for specified purposes, the Authority may be required to offer to repurchase the New Notes at a price equal to 100% of the principal amount, plus accrued and unpaid interest, if any. In certain circumstances, if any gaming regulatory authority requires a holder or beneficial owner of the New Notes to be licensed, qualified or found suitable under applicable gaming laws, and such holder or beneficial owner does not obtain such license, qualification or finding of suitability within a specified time, the Authority can require such holder or beneficial owner to dispose of its New Notes or call for redemption the New Notes held by such holder or beneficial owner at a purchase price equal to accrued and unpaid interest, if any, plus the lesser of 100% of the principal amount thereof or the price paid for such notes by such holder or beneficial owner.

The New Notes Indenture contains certain covenants that, subject to certain significant exceptions, limit, among other things, the Authority’s and Guarantors’ ability to incur additional debt, pay dividends or distributions, make certain investments, create liens on assets, enter into transactions with affiliates, merge or consolidate with another company or transfer and sell assets. The New Notes Indenture includes customary events of default, including, but not limited to, failure to make required payments, failure to comply with certain agreements or covenants, failure to pay certain other indebtedness the occurrence of which is caused by a failure to pay principal, premium or interest or results in the acceleration of such indebtedness, certain events of bankruptcy and insolvency and certain judgment defaults.

The net proceeds from the New Notes were used as described above.

The foregoing description of certain provisions of the New Notes Indenture is qualified in its entirety by reference to the full text of the New Notes Indenture, a copy of which is filed as Exhibit 4.1 hereto and incorporated by reference herein.

Amended & Restated Land Lease

On October 14, 2016, the Authority entered into an Amended and Restated Land Lease (the “Amended and Restated Land Lease”), by and between the Tribe, as lessor, and the Authority, as lessee, amending and restating that certain Land Lease dated September 29, 1995 (as amended, the “Existing Land Lease”), pursuant to which the Authority leases the land upon which Mohegan Sun is located and improvements and related facilities constructed or installed on the property. The Amended and Restated Land Lease amended the Existing Land Lease to, among other things, (i) update the legal description of the property and (ii) extend the term to 25 years from the date of the Amended and Restated Land Lease with an option, exercisable by the Authority, to extend the term for one additional 25-year period.

The foregoing description of certain provisions of the Amended and Restated Land Lease is qualified in its entirety by reference to the full text of the Amended and Restated Land Lease, a copy of which is filed as Exhibit 10.2 hereto and incorporated by reference herein.

Item 1.02	Termination of a Material Definitive Agreement.

Satisfaction and Discharge of Old Notes

On October 14, 2016, the Authority called for redemption all of its outstanding (x) 9.75% Senior Notes due 2021 (the “Old 2021 Notes”) that were issued under that certain Indenture, dated as of August 15, 2013 (as amended, supplemented or otherwise modified, the “2021 Notes Indenture”) and (y) 11.00% Senior Subordinated Notes due 2018 (the “Old 2018 Notes”) that were issued under that certain Indenture, dated as of March 6, 2012 (as amended, supplemented or otherwise modified, the “2021 Notes Indenture”), in each case that were not tendered in the Tender Offers prior to 5:00 p.m., New York City time, on October 13, 2016 and accepted for payment. The outstanding Old 2021 Notes and Old 2018 Notes will be redeemed on November 14, 2016. Also on October 14, 2016, the Authority satisfied and discharged the 2021 Notes Indenture and the 2018 Notes Indenture by depositing with the trustee sufficient funds to fund the redemption of the Old 2021 Notes and Old 2018 Notes on November 14, 2016 and to pay accrued and unpaid interest on the redeemed notes to the redemption date.

Prepayment of Existing Loan Agreement and Floating Rate Notes

On October 14, 2016, the Authority (x) prepaid all amounts outstanding under, and terminated, the Existing Loan Agreement and (y) prepaid its Floating Rate Notes.

Item 2.04	Triggering Events That Accelerate or Increase a Direct Obligation or an Obligation under an Off-Balance Sheet Arrangement.

The disclosures in Item 1.02 of this Current Report are incorporated by reference herein.

Section 8 – Other Events

Item 8.01	Other Events.

On October 14, 2016, the Authority issued a press release announcing the closing of the refinancing transactions described in this Current Report on Form 8-K. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

The press release and related information also may be found on the Authority’s website at www.mtga.com, under “Investor Relations/Financial News.”

Section 9 – Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

The following exhibit is filed as part of this report:

No.	Exhibit

4.1	Indenture, dated as of October 14, 2016, among the Mohegan Tribal Gaming Authority, the Mohegan Tribe of Indians of Connecticut, the Guarantors party thereto and U.S. Bank National Association, as Trustee, relating to the 7.875% Senior Notes due 2024.

10.1	Credit Agreement, dated as of October 14, 2016, among the Mohegan Tribal Gaming Authority, the Mohegan Tribe of Indians of Connecticut, Citizens Bank, N.A. as administrative agent, and the other lenders and financial institutions party thereto.

10.2	Amended and Restated Land Lease, dated as of October 14, 2016, between the Mohegan Tribe of Indians of Connecticut and the Mohegan Tribal Gaming Authority

99.1	Press Release of the Mohegan Tribal Gaming Authority, dated October 14, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOHEGAN TRIBAL GAMING AUTHORITY

Date: October 20, 2016	By:	/s/ Kevin P. Brown
Kevin P. Brown
Chairman, Management Board

Exhibit Index

No.	Exhibit

4.1	Indenture, dated as of October 14, 2016, among the Mohegan Tribal Gaming Authority, the Mohegan Tribe of Indians of Connecticut, the Guarantors party thereto and U.S. Bank National Association, as Trustee, relating to the 7.875% Senior Notes due 2024.

10.1	Credit Agreement, dated as of October 14, 2016, among the Mohegan Tribal Gaming Authority, the Mohegan Tribe of Indians of Connecticut, Citizens Bank, N.A. as administrative agent, and the other lenders and financial institutions party thereto.

10.2	Amended and Restated Land Lease, dated as of October 14, 2016, between the Mohegan Tribe of Indians of Connecticut and the Mohegan Tribal Gaming Authority

99.1	Press Release of the Mohegan Tribal Gaming Authority, dated October 14, 2016.